Exhibit 10.46
2006 OPTION CORRECTION AMENDMENT
Superior Industries International, Inc. (Company) and [NAME] (Optionee) may have entered into stock option agreements evidencing grants that were purported to have been made on the stated option grant date (Purported Grant Date) but that were actually granted on a later date (Actual Grant Date). By this Amendment, the Company is correcting option exercise price understatements that resulted from this mistake.
Section One: Options to Which This Amendment Applies
This Amendment applies to each outstanding stock option agreement the Company has entered into with the Optionee that has an Actual Grant Date that is later than its Purported Grant Date and that has an exercise (purchase) price below what its exercise (purchase) price should have been (Correct Exercise Price). Such options are referred to below as “Reissued Options.” However, notwithstanding anything herein to the contrary, Reissued Options do not include any stock options to the extent they vested prior to January 1, 2005. A Reissued Option’s Correct Exercise Price is the fair market value per share of stock subject to the option at the end trading on the Actual Grant Date (or the last preceding trading date if the Actual Grant Date was not a trading date), subject to post grant adjustment under the terms of the stock option plan under which the option was granted. The Company shall determine the Actual Grant Date, Purported Grant Date, and the Correct Exercise Price of each of the Optionee’s options. The Optionee may not challenge any such determination if made in good faith.
Section Two: Exercise Price of Reissued Options
The exercise (purchase) price per share under each of the Optionee’s Reissued Options shall be its Correct Exercise Price.
Section Three: The Optionee May Not Exercise Options Pending Company Determinations
The Company has not yet determined which of the Optionee’s options are Reissued Options. The Optionee may not exercise any options until the Company makes that determination with respect to the option the Optionee desires to exercise. The Company will make such determinations as soon as practicable.
Section Four: No Admission of Wrongdoing
By adopting this Amendment, no one is admitting that anyone did anything wrong or inappropriate in initially granting the Optionee Reissued Options with exercise prices below their Correct Exercise Prices.
Section Five: Consideration for This Amendment
This is an enforceable agreement. The consideration the Optionee has given for it is consenting to the correction of the exercise price of each Reissued Option to the Correct Exercise Price. The consideration the Company has given is helping the Optionee to avoid tax penalties under Internal Revenue Code Section 409A. The Company has no obligation to pay the Optionee anything to compensate the Optionee for the reduced value of the Reissued Options.
Section Six: Entire Agreement
Although the Company unilaterally adopted this Amendment, it did so with the understanding that the Optionee had consented to it in 2006. If the Optionee disputes that understanding, the Optionee must file a written notice of objection with the Company within 5 business days of actual receipt of the Amendment. In such event, the Company will determine whether the Optionee consented to this Amendment and, if not, the Company will cancel the Amendment. If the Optionee fails to timely dispute the Optionee’s consent, that consent shall be conclusively established.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

By:
Its:

[DATE]